MD TECHNOLOGIES INC.

620 Florida St.

Baton Rouge, La. 70801

(225) 343-7169

Date: December 28, 2005

Jon Trezona

Premier Medical Consultants, Inc.

2401 West Bay Drive, Suite 502

Largo, FL. 33770

Re: Letter of Intent for the Merger of Premier Medical Consultants, Inc. and MD Technologies Inc.

Dear Jon:

1. The Transaction. This letter confirms our agreement in principle that Premier Medical Consultants, Inc. and its owners ("Premier", the "Company" or the "Seller") shall sell or cause to be sold to MD Technologies Inc. (the "Purchaser"), all the assets of the Company (the "Transaction"). The structure of the Transaction may be, at Purchaser's option, an asset purchase, a stock purchase, a merger or some other similar transaction.

2. Purchase Price. The Purchase Price and other items of consideration shall be paid as follows:

The total Purchase Price for the Transaction and a non-compete agreement from the Company's owners shall be a cash payment equal to 100% of the 2005 gross operating revenues of Premier. On the date of Closing, Purchaser shall assume the then current ordinary business liabilities of Company. [CONFIDENTIAL TREATMENT REQUESTED] shall be paid in accordance with the following schedule:

      [CONFIDENTIAL TREATMENT REQUESTED] to be paid at closing.

      [CONFIDENTIAL TREATMENT REQUESTED] , in accordance with the following schedule:

        [CONFIDENTIAL TREATMENT REQUESTED] to be paid in month 13, post closing, if Premier has achieved GAAP Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") of [CONFIDENTIAL TREATMENT REQUESTED] ("First Target EBITDA") for the 12 month period emmediately post closing. Should Premier not achieve the First Target EBITDA, but have achieved EBITDA for the period of at least [CONFIDENTIAL TREATMENT REQUESTED] then the sellers shall receive a portion of the First Earn-Out based on a formula the numerator of which is the amount of EBITDA exceeding [CONFIDENTIAL TREATMENT REQUESTED] and the denominator of which is [CONFIDENTIAL TREATMENT REQUESTED] .

        [CONFIDENTIAL TREATMENT REQUESTED] to be paid in month 25, post closing, if Premier has achieved EBITDA of [CONFIDENTIAL TREATMENT REQUESTED] ("Second Target EBITDA") for the 12 month period wich falls from the 13th to the 24th month emmediately post closing. Should Premier not achieve the Second Target EBITDA, but have achieved EBITDA for the period of at least [CONFIDENTIAL TREATMENT REQUESTED] , then the sellers shall receive a portion of the Second Earn-Out based on a formula the numerator of which is the amount of EBITDA exceeding [CONFIDENTIAL TREATMENT REQUESTED] and the denominator of which is [CONFIDENTIAL TREATMENT REQUESTED] .

        At closing Purchaser shall execute two promissory notes, each for the cash portion of the First and Second Earn-Out amounts in favor of the owners of Premier and payable on the respective Earn-Out dates and deposit same in and escrow relationship with Hancock Bank with instructions to release said notes to the owners of Premier upon presentation of evidence that the approprate Earn-Out target has been achieved.

        At closing Purchaser shall caused to be issued stock in the amount of the respective Earn-Out amounts in the name of the owners of Premier and deposit said certificates in and escrow relationship with Hancock Bank with instructions to release said stock to the owners of Premier upon presentation of evidence that the appropriate Earn-Out target has been achieved.

        The obligation of Purchaser to pay the appropriate Earn-Outs shall be secured by a pledge of the Premier stock being purchased in the transaction contemplated hereby, which pledge and stock shall be held in escrow by Hancock Bank.

        Should Purchaser be successful in raising capital of at least [CONFIDENTIAL TREATMENT REQUESTED] at any time during the Earn-Out period, it shall substitute the two promissory notes with cash.

        Should Premier not be able to reach its First or Second Earn-Out Targets as a result of the occurance of some natural disaster or "act of God", then the time period during which the respective Target EBITDA needs to be achieved shall be suspended for as long as the natural disaster or "act of God" is in affect and shall commence to run after the termination of said natural disaster or "act of God."

3. Other Deal Points.

TREATMENT OF DEBT. At time of closing, Premier or its owners shall pay from closing proceeds all company debt, both to third parties and Shareholders.

FUTURE ACQUISITIONS. Purchaser shall pay the owners of Premier a 1% fee on the value of any acquisitions Purchaser makes of billing companies initially identified and brought to our attention, and closed with the assistance of the owners of Premier. This fee commitment would last for the 24 months immediately post closing of the contemplated transaction.

POST EMPLOYMENT AGREEMENT. Jon Trezona shall be retained as consultant in such fashion as to continue to have health benefits for him and his wife after the termination of any employment agreement he may have with Purchaser.

CAR ALLOWANCE. Jon Trezona shall be afforded a car allowance of $1,000.00 per month.

LIFE INSURANCE. Existing life insurance to be maintained

LONG TERM CARE INSURANCE. Existing long term care insurance for Jon Trezona and wife to be maintained

COLLECTION AGENCY SERVICES. Premier shall continue to utilize the services of the collection agency in which he has an interest as long as pricing is competitive and performance is excellent. Purchaser shall make a good faith, best efforts commitment for other subsidiaries of Purchaser to utilize services of Trezona's collection company where practical as long as pricing is competitive and performance excellent.

4. Definitive Agreement; Closing. The Purchaser and the Seller shall negotiate in good faith to execute a definitive purchase agreement together with an employment and non-compete agreements with Jon Trezano and any other employees of Company deemed "key employees" by Purchaser all of which shall contain terms consistent with the terms of this letter as well as customary covenants, representations and warranties, closing conditions, provisions for indemnification and survival and other customary terms ("Definitive Agreements"). Purchaser's counsel shall draft the Definitive Agreements and other agreements necessary to consummate the Transaction. The Definitive Agreements and all other such agreements must be satisfactory to the parties to such agreements. The parties will use their best efforts to proceed expeditiously to consummate the Transaction. We expect that the closing will take place on or about January 31, 2006. The closing may not occur after May 1, 2006 (the "Final Date") without the mutual consent of the parties.

5. Conditions Precedent. In addition to the other terms and conditions set forth in this letter, the Purchaser's obligation to proceed is conditional upon:

    the completion of financial, business and legal due diligence investigations by the Purchaser and its advisors of the financial condition, operating results, business, prospects and material business relationships of the Company, the results of which investigations shall be satisfactory to the Purchaser in its sole discretion;

    the receipt of all material third party and all governmental consents and approvals necessary for the consummation of all transactions contemplated herein, or any necessary modifications of third party agreements, all without any material expense to the Purchaser;

    the absence of any material adverse change since November 30, 2005 in the Company's businesses, assets, financial condition, operating results, customer, supplier and employee relations, or business prospects;

    Jon Trezano having executed an employment agreement and a non-compete agreement with Purchaser; and

    aproval of the Transaction by the Board of Directors of MD Technologies Inc.

6. Conduct of Business. During the period from the date hereof through the closing (or the abandonment of the Transaction as provided herein), Seller will cause the Company to:

    conduct its businesses in substantially the same manner as it has been regularly conducted;

    continue making debt service payments to its lenders and not add additionl debt to the Company;

    use reasonable best efforts (i) to maintain the Company's businesses and employees, customers, assets, suppliers, licenses and operations as an ongoing business in accordance with past custom and practice and (ii) to satisfy each of the closing conditions in paragraph 4 hereof;

    not enter into any transaction other than in the ordinary course of business or any transaction which is not at arms-length with unaffiliated persons or entities; and

    except with the written consent of the Purchaser, not increase the compensation payable to the Company's executives.

7. Access. Seller shall use reasonable efforts to make available all information (financial or otherwise) reasonably requested by or on behalf of the Purchaser and its representatives in connection with our due diligence review of the Company, including at all reasonable times and upon reasonable notice, access to the Company's books, records, facilities, properties, officers, key employees, accountants and representatives. The Purchaser will use reasonable efforts to minimize any disruption to the Company's businesses in connection with its due diligence efforts.

8. Confidentiality.

(a) The Purchaser shall use reasonable efforts to maintain, and shall cause its employees and agents to use reasonable efforts to maintain, any confidential information received from the Company as confidential and shall use reasonable efforts to protect the same from misuse, espionage, loss or theft. The Purchaser shall not, and shall cause its employees and agents not to, disclose or use such confidential information at any time or in any manner other than in connection with its evaluation of the Transaction contemplated herein.

(b) Notwithstanding the other provisions stated herein, the Purchaser and its employees and agents shall not be required to maintain information as confidential if the information:

(i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party which constitutes a breach of this paragraph 7, generally known or available to the public;

(ii) is known to the receiving party at the time of disclosure of such information;

(iii) is hereafter furnished to the receiving party by a third party, who to the knowledge of the receiving party is not under obligations of confidentiality to the Company, without restriction on disclosure;

(iv) is made public by the disclosing party;

(v) is disclosed with the written approval of the disclosing party; or

(vi) is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding involving the disclosing party and the receiving party, provided that such disclosure shall be limited to the extent so required and the receiving party shall give the disclosing party notice of its intent to so disclose such information and cooperate with the disclosing party in seeking suitable confidentiality protections.

9. Expenses. Each party will pay (and hold the other parties harmless from) all of his or its respective expenses incurred in connection with the Transaction; provided that this provision shall not limit any party's right to include expenses in any claim for damages against any other party who breaches any legally binding provision of this letter.

10. Exclusivity.

(a) You acknowledge that the Purchaser will devote substantial time and incur out-of-pocket expenses (including attorneys', accountants' and consultants' fees and expenses) in connection with conducting business, financial and legal due diligence investigations of the Company, drafting and negotiating this letter, the Definitive Agreement and related documents, arranging financing, obtaining third party consents and other related expenses (collectively, "Acquisition Expenses"). To induce the Purchaser to incur Acquisition Expenses, you agree that from and after the signing date of this letter until the earlier of (i) the Final Date, or (ii) the date upon which the Purchaser notifies you in writing that it no longer wishes to pursue the Transaction (the "Exclusivity Period"), you shall not, nor shall you permit any of your officers, directors, agents or affiliates to: (A) enter into any written or oral agreement or understanding with any person or entity (other than the Purchaser) regarding Another Transaction (as defined below); (B) enter into or continue any negotiations or discussions with any person or entity (other than the Purchaser) regarding the possibility of Another Transaction; or (C) except as otherwise required by law, court order or similar compulsion, provide any nonpublic financial or other confidential or proprietary information regarding the Company (including this letter and any other materials containing the Purchaser's proposal and any other financial information, projections or proposals regarding the Company) to any person or entity (other than to the Purchaser or its representatives) whom you know, or have reason to believe, would have any interest in participating in Another Transaction. The Purchaser will promptly notify you of its decision to no longer pursue the Transaction pursuant to clause (ii) above. As used herein, the term "Another Transaction" means the sale (whether by sale of stock, merger, consolidation or other disposition) of all or any part of the Company or any material portion of its assets or issued or unissued capital stock.

(b) You hereby represent to the Purchaser that you are not bound to negotiate Another Transaction with any other person or entity and that your execution of this letter does not violate any agreement to which you are bound or to which any of the assets of the Company are subject.

11. Press Release. Prior to the closing and except as may otherwise by required by law, the timing and content of all press releases and other public announcements and all announcements to the Company's customers, suppliers, licensors or employees relating to the Transaction will be determined jointly by the Purchaser and Seller.

If you are in agreement with the terms of this letter, please sign in the space provided below and return a signed copy. We will then immediately proceed toward a rapid closing. We appreciate this chance to work with you and are confident this transaction will prove mutually beneficial and rewarding.

Very truly yours,

MD Technologies Inc.

By:s/ Anthony Maniscalco

Name: Anthony Maniscalco

Title: as agent for MD Technologies Inc.

Agreed and accepted:

Premier Medical Consultants, Inc.

By: s/Jon Trezona

Name: Jon Trezona

Title: Chief Executive Officer

Date: 12/28/2005